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                                                             Exhibit No. 3(i)(a)

                            CERTIFICATE OF AMENDMENT
                                       TO
                    RESTATED CERTIFICATE OF INCORPORATION OF
                             FANZ ENTERPRISES, INC.


         FanZ Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said Corporation adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said Corporation:

         RESOLVED, that paragraph (b) of Section 5 of ARTICLE FOURTH of the Corporation's Restated Certificate of Incorporation be, and it hereby is, amended to read as follows:

                           (b) Shares of Cumulative Stock which have been issued
                  and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Cumulative Stock and may not be redesignated or reissued as part of any series of the Preferred Stock including the Cumulative Stock.

         SECOND: That in lieu of a meeting and vote of the holders of the Corporation's capital stock entitled to vote on such amendment, the Stockholders of the Corporation have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said FanZ Enterprises, Inc. has caused this Certificate to be signed by Frederick L. McDonald, II, its President, this 14 day of June, 2001.


                                    FanZ Enterprises, Inc.


                                    By: /s/ Frederick L. McDonald, II
                                        ------------------------------
                                        Frederick L. McDonald, II, President